Exhibit 16


FUND NAME:               THE OLSTEIN FINANCIAL ALERT FUND

                              (STANDARDIZED RETURN)

The   aggregate  total  return  from  September  21,  1995  (commencement   of
operations) through February 29,1996 is 8.02%.  There is no sales load.


    AGGREGATE TOTAL RETURN
    ----------------------
              (ERV/P) -1 = T
    ($1,080.17/1,000) -1 = T
                   .0802 = T
                   8.02% = T






































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